Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of FundVantage Trust of each our reports dated November 29, 2023, relating to the financial statements and financial highlights, which appear in Polen Opportunistic High Yield Fund, Gotham Enhanced S&P 500 Index Fund, Gotham Defensive Long 500 Fund, Gotham Hedged Core Fund, Gotham Absolute Return Fund, Gotham Enhanced Return Fund, Gotham Neutral Fund, Gotham Total Return Fund, Gotham Index Plus Fund, Gotham Large Value Fund and Gotham Enhanced 500 Plus Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings: “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 29, 2024